Exhibit 10.6
AMENDMENT TO LEASE AGREEMENT
     THIS AMENDMENT TO LEASE AGREEMENT (“Amendment”) is made and entered into this 18th day of December, 2009 by and between HF LOGISTICS I, LLC, a Delaware limited liability company (“Landlord”) and SKECHERS USA, INC., a Delaware corporation (“Tenant”).
RECITALS
     A. Landlord and Tenant entered into a Lease Agreement dated September 25, 2007 (the “Lease”) pursuant to which Landlord leased to Tenant certain premises as more fully described therein (the “Premises”).
     B. The parties desire to amend the Lease.
     NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. The Lease Term (as described on Page 3) shall begin on the Commencement Date and shall end on the last day of the two hundred fortieth (240th) full calendar month thereafter (the “Termination Date”). There will be no renewal options, and accordingly Addendum 3 to the Lease is hereby deleted in its entirety.
     2. This Amendment is intended to enable the Landlord to procure at least Fifty Million Dollars ($50,000,000) in third-party construction financing for the Premises. In the event that construction financing is not procured in time for construction to begin by June 1, 2010, this Amendment shall be null and void and of no further effect and the parties shall revert back to the original Lease in its entirety.
     3. The Base Rent (as described on Page 3) shall be Nine Hundred Thirty-Three Thousand Eight Hundred Ninety-Four and 44/100 Dollars ($933,894.44) per month during the entire Lease Term, and Addendum 1 is hereby amended accordingly. The Base Rent is computed as $.513 per square foot based on 1,820,457 net rentable square feet of space in the Building (and the definition of “Building” (as described on Page 1) is hereby amended accordingly), but is subject to adjustment as set forth in Addendum 4, Paragraph 1 if the actual number of net rentable square feet in the Building is higher or lower than that amount.
     4. The Premises shall consist of the Building, together with the parking areas, landscaped areas and other areas consisting of approximately 110 acres of land situated at the NWC of Theodore Avenue and Eucalyptus Avenue in Moreno Valley (Rancho Belago), California, as shown on the revised Site Plan attached to this Amendment as “Exhibit “A” (Revised)”.
     5. Tenant shall have a period (the “Fixturization Period”) of four and one-half (4 1/2) months after the date of Substantial Completion to install its tenant improvements, fixtures and personal property. All terms and conditions of this Lease shall be in full force and effect during the Fixturization Period (including, but not limited to, the obligation to pay Base Rent and Operating Expenses). Provided, however, that all Base Rent paid by Tenant during the Fixturization Period shall be credited against Base Rent due for the last four and one-half (4 1/2) months of the first year of the Term. The Fixturization Period is in addition to any additional time afforded to Tenant for fixturization which may arise prior to the date of Substantial Completion.
     6. The following provisions of the Lease are hereby deleted:
          (a) Delay in Possession (Pages 1-3), except those provisions which relate to the Pre-Ordered Equipment, which shall remain in full force and effect.
          (b) Tenant Improvements (Addendum 2, Paragraph 6).
          (c) Indemnification Regarding Prior Lease (Addendum 4, Paragraph 7).
     7. The first sentence in Addendum 2, Paragraph 5(a) (Determination of Substantial Completion) is hereby amended to delete the following: “provided that such commencement of construction shall not be more than 120 days following receipt of all entitlements, approvals and all required building permits from the applicable governmental authorities”. The second sentence of Addendum 2, Paragraph 5(b) is hereby deleted.
     8. The Final Plans shall provide that solar panels will be installed (not later than eighteen (18) months after the date of Substantial Completion) as required for the office space within the Building (approximately 52,000 square feet).
     9. Addendum 4, Paragraph 3 (Expansion Site) is hereby deleted in its entirety and replaced with the following:
      “Expansion Rights. Tenant may elect to expand into another building (the “Expansion Building”) of approximately 500,000 net rentable square feet to be constructed on the approximately 24.2 acres of land which is situated to the west of where the Building is to be constructed, as depicted on Exhibit “A” (Revised) (the “Expansion Area”), provided the following conditions are satisfied:
     (a) Tenant shall give Landlord notice of its intention to expand (the “Expansion Notice”) not later than a date which is five (5) years after the date of Substantial Completion, time being of essence.
     (b) The Expansion Building must contain approximately 500,000 square feet of net rentable space, and the style of the Expansion Building and quality of the construction of the Expansion Building shall be consistent with the style of the Building and the quality of the construction of the Building.

     (c) Construction of the Expansion Building shall commence as soon as possible after Tenant gives the Expansion Notice, subject to reasonable time periods to develop plans, specifications and construction drawings (which shall be subject to mutual approval of Landlord and Tenant), to obtain any necessary entitlements (including building permits), to obtain consents of governmental authorities and third parties, and to procure construction financing reasonably acceptable to Landlord. The expansion of the Building will be subject to Landlord and Tenant jointly procuring construction financing which requires that Landlord provide no more than thirty percent (30%) of the hard costs of construction as equity.
     (d) If the expansion right is exercised by Tenant and the Expansion Building is constructed, for all purposes under this Lease the term “Building” shall thereafter be deemed to include the Expansion Building.
     (e) Tenant shall take occupancy of the Expansion Building no later than ten (10) business days after the date of Substantial Completion. Upon Tenant’s occupancy of the Expansion Building, Base Rent under the Lease shall be increased to account for the net rentable area within the Expansion Building, and shall be computed as the Base Rent for the original Building (on a per square foot basis), increased for (i) increases in construction and ownership costs, including increases in costs of financing, and (ii) increases due to general increases in the market rental in the geographic area in which the Premises are situated (it being understood that any such increases are independent of the increases in clause (i) above).
     (f) If Tenant fails to timely exercise its right to expand, or if Tenant exercises its right to expand but any of the foregoing conditions are not satisfied (either at the time that Tenant gives the Expansion Notice, or at any time thereafter until construction of the Expansion Building commences) then Tenant shall have no right to expand, the expansion right shall terminate, and the portion of the Premises upon which the Expansion Building was to be constructed shall be deemed removed from the description of the “Premises”. Tenant acknowledges that Landlord shall thereafter be free to use or develop such land in any way that it deems proper, and Tenant shall have no rights whatsoever with respect thereto, or to object to any such use or development, all of which rights are expressly waived by Tenant.

     (g) The parties will execute any further amendment to the Lease or other documentation reasonably required as a result of the exercise (or non-exercise) of Tenant’s expansion rights and/or the construction of the Expansion Building.”
     10. Notwithstanding anything to the contrary in the Lease, Operating Expenses shall not include any property management fee payable to Landlord, or any affiliate of Landlord, or any third party, and Tenant shall have no obligation to pay any property management fee.
     11. If Tenant (or its affiliate) becomes a member of Landlord, then any default by Tenant (or such affiliate) under the Landlord’s Operating Agreement (beyond any applicable notice and/or cure period set forth therein) shall be an immediate Event of Default under the Lease.
     12. The Final Plans (as defined in Addendum 2, Paragraph 1 of the Lease) as approved by the Landlord and Tenant, are attached hereto as Exhibit “B”.
     13. Capitalized terms used in this Amendment shall have the same meanings as set forth in the Lease, unless a different definition is set forth herein.
     14. Except as amended herein, all terms and conditions of the Lease shall remain in full force and effect, as originally written.
     15. This Amendment shall not be effective unless and until the parties, or their affiliates, have entered into a “joint venture agreement” as described in that certain term sheet dated December 18, 2009 and initialed by the parties.
(signature page follows)

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

“LANDLORD”		“TENANT”

HF LOGISTICS I, LLC, a Delaware limited liability company		SKECHERS USA, INC., a Delaware corporation

By	/s/ Iddo Benzeevi	By	/s/ David Weinberg
	Iddo Benzeevi, President and	Its	COO
Chief Executive Officer

EXHIBIT “A”
(REVISED)
SITE PLAN

SR 60
Building Area =
525,000 sf
652 ft
762 ft
Building Area = 1,820,000 sf
652 ft
2847 ft
13.2 ac.
7.2 ac.

Not to scale
December 15, 2009

Highland Fairview Corporate Park Exhibit

Highland Fairview Corporate Park
Rancho Belago, Ca 92555

P:/Highland Fairview Corporate Park/Design/HF Work/HFCP Exhibit

EXHIBIT “B”
SPECIFICATIONS

HIGHLAND FAIRVIEW CORPORATE PARK

PARCEL 1-TPM 35629
MORENO VALLEY, CA

SHEET INDEX

ARCHITECTURAL

CIVIL

ARCHITECTURAL

ARCHITECTURAL (CONTINUED)

STRUCTURAL

MECHANICAL

PLUMBING

PLUMBING (CONTINUED)

ELECTRICAL

LANDSCAPE

FIRE PROTECTION

VICINITY MAP

PROJECT SITE

PROJECT REPRESENTATIVES

OWNER:

STRUCTURAL:

MECHANICAL:

ARCHITECT:

PLUMBING:

FIRE PROTECTION

ELECTRICAL:

LANDSCAPE:

CONTRACTOR:

CIVIL:

SOILS ENGINEER:

PROJECT DATA & CODE SUMMARY

BUILDING & PLANNING DEPT.

OWNER / APPLICANT

ZONE/LAND USE

DEFERRED SUBMITTALS

BUILDING ADDRESS:

ASSESSOR'S PARCEL NO.:

LEGAL DESCRIPTION:

UTILITIES

FIRE PROTECTION NOTES PER PLAN REVIEW:

CODE ANALYSIS

PROJECT DATA:

HPA

Owner:

Project:

HIGHLAND FAIRVIEW CORPORATE PARK

PARCEL 1-TPM 35629
(PA 07-0091)

Consultants:

A0.1